UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2016

Rapid7, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37496	35-2423994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Summer Street, Boston, Massachusetts		02110
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 247-1717

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Director Resignation

On July 13, 2016, Christopher Young informed the Board of Directors (the “Board”) of Rapid7, Inc. (the “Company”) of his intention to resign from the Board and as a member of the Nominating and Corporate Governance Committee, effective at the next regularly scheduled meeting of the Board, which is expected to be held on or around August 3, 2016. Mr. Young’s resignation is due to personal reasons and is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(d)	Appointment of New Directors

On July 15, 2016, the Board increased the size of the Board from eight to ten directors and in connection therewith, appointed Thomas E. Schodorf and Marc E. Brown (the “New Directors”) to serve as members of the Board, effective as of July 15, 2016. Mr. Schodorf will serve in the class of directors whose term expires at the Company’s Annual Meeting of Stockholders to be held in 2017. Mr. Brown will serve in the class of directors whose term expires at the Company’s Annual Meeting of Stockholders to be held in 2018. The New Directors have not been appointed to any committee of the Board at this time.

Mr. Schodorf, age 58, has served as the Senior Vice President, Field Operations of Splunk Inc., a provider of log-management and analytic-systems software, from October 2009 to March 2015. Mr. Schodorf holds a B.S.B.A. from The Ohio State University and an M.B.A. from the University of Dayton.

Mr. Brown, age 51, has served as the Managing Director, Corporate Development, Global Head of M&A and Strategic Investments of Microsoft Corporation since January 2000. Mr. Brown holds an A.B. from Colgate University, an M.B.A. from the New York University – Leonard N. Stern School of Business and a J.D. from Georgetown University Law Center.

There are no arrangements or understandings between the New Directors and any other persons pursuant to which either one of the New Directors was elected.

The New Directors will receive the standard director compensation that the Company provides to its non-employee directors as described in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 25, 2016. In addition, pursuant to the Company’s Non-Employee Director Compensation Policy, on July 15, 2016, each of the New Directors was granted initial one-time grants in connection with his appointment to the Board (the “Initial Director Grants”) of: (i) a non-qualified stock option to purchase up to 32,679 shares of the Company’s common stock, having an exercise price equal to the fair market value of the Company’s common stock on such grant date and (ii) a restricted stock unit award covering 15,552 shares of the Company’s common stock. The Initial Director Grants will vest over three years, with one-third (1/3) of the shares of each such award vesting on each of the first three anniversaries of the grant date, and vest in full upon the consummation of a change in control transaction, subject to the continued service of such New Director as a member of the Board through such vesting dates. The Initial Director Grants are subject to the terms of the Company’s 2015 Equity Incentive Plan, as amended and the applicable award agreements thereunder. Furthermore, each of the New Directors is entitled to receive additional annual equity awards in accordance with the terms and conditions of the Company’s Non-Employee Director Compensation Policy.

In addition, each of the New Directors executed the Company’s standard form of indemnification agreement, the form of which has been filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 10, 2016.

A copy of the press release announcing the appointment of the New Directors is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated July 19, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rapid7, Inc.

Dated: July 19, 2016	By:	/s/ Steven Gatoff
Steven Gatoff
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated July 19, 2016